HEI Exhibit 10

Hawaiian Electric Industries, Inc.
SPD and Plan Document of the
Amended and Restated
Severance Pay Plan for Management Employees of
Hawaiian Electric Industries, Inc. and Executive Employees of Affiliates

Plan Name:	Severance Pay Plan for Management Employees of Hawaiian Electric Industries, Inc., and Executive Employees of Affiliates
Plan Sponsor:	Hawaiian Electric Industries, Inc. (“HEI”) 900 Richards Street Honolulu, Hawaii 96813
Employer Identification Number:	99-0208097
Plan Number:	517
Plan Administrator:	Hawaiian Electric Industries, Inc. c/o Director of Benefits Hawaiian Electric Company, Inc. (“HECO”) 220 S. King Street, Suite 1700 Honolulu, HI 96813 (808) 543-4677
Participating Companies:	Participating companies include: Hawaiian Electric Industries, Inc. Hawaiian Electric Company, Inc. Hawaii Electric Light Company, Inc. (“HELCO”) Maui Electric Company, Ltd. (“MECO”)
Agent for Service of Legal Process:	Service of process may be made upon the Plan Administrator at the above address.
Type of Plan:	This plan is an unfunded welfare benefits plan providing severance pay to eligible management employees upon a qualifying severance of employment.
Type of Administration:	This plan is employer administered.
Plan Year:	January 1 through December 31

Contact Information:
For further information, employees should contact Human Resources at their respective companies:
HEI / HECO- HR Service Center at 543-4848
HELCO - Human Resources Dept. at 969-0281
MECO - Human Resources Dept. at 871-2389

1.	What is this document?
This is the summary plan description (“SPD”) and plan document for the Severance Pay Plan for Management Employees of Hawaiian Electric Industries, Inc., and Executive Employees of Affiliates (“Plan”). The purpose of the Plan is to provide benefits to eligible employees upon the occurrence of qualifying terminations. These benefits will be called, “Severance Benefits.” HEI established the Plan on September 14, 1998, and the Plan was adopted by certain companies affiliated with HEI. The Plan was restated January 1, 2009 and January 1, 2012. This Amended and Restated Plan completely supersedes the prior HEI plan, as amended and restated, for eligible Management Employees of HEI and eligible Executive Employees of its Affiliates, as such terms are defined in Q&A 3. The Amended and Restated Plan is effective April 2, 2018.

2.	Who are the “Employers”?
The Employers participating in the Plan are HEI (with respect to all of its eligible Employees) and HECO, HELCO, and MECO (with respect to their eligible Executive Employees). Although these Employers expect to participate in this Plan for the foreseeable future, HEI may terminate this Plan at any time, without notice, for any reason, and each of HECO, HELCO, and MECO may terminate this Plan as to its own eligible Executive Employees at any time, without notice, for any reason. Therefore, you should not assume that your Employer will always pay Severance Benefits. An updated list of participating Employers and their addresses is available upon written request to the HR Service Center at HECO.

3.	Who is eligible to participate in this Plan?
The only Employees eligible to participate in this Plan are Regular Management Employees of HEI and Executive Employees of HECO, HELCO, and MECO. A “Regular Management Employee” of HEI is an Employee whose employment is not collectively bargained, who is treated as a common law employee on HEI’s payroll records, and who is hired by HEI for an indefinite term and not for a specific project or undertaking or for a specific or limited duration. An “Executive Employee” of HECO, HELCO, or MECO is an Employee of those Affiliates whose rank is Vice President or higher. The Regular Management Employees of HEI and the Executive Employees of HECO, HELCO, and MECO will be referred to collectively as “Eligible Employees.”

“Eligible Employees” do not include Bargaining Unit Employees. A “Bargaining Unit Employee” is an employee who is a member of a union and/or whose terms of employment are collectively bargained.

“Eligible Employees” also do not include Leased Employees or independent contractors. A Leased Employee is not carried on the Employer’s payroll as an employee but performs services through an agreement with a third party. An independent contractor is not under the direction and control of an Employer. Bargaining Unit Employees, Leased Employees, and independent contractors are not Eligible Employees under this Plan.

Further, not all Management Employees of HEI are necessarily “Regular Management Employees.” Some Management Employees may be hired for particular projects or undertakings. Such employees, who are sometimes referred to as “Contract Employees”, are not Eligible Employees. Some Management Employees of HEI may also be hired with the understanding that their term of employment will be for a limited duration only. Such employees, who are sometimes referred to as “Casual Hire” or “Temporary Hire Employees”, are also not Eligible Employees.

You are eligible to participate in this Plan only if you are and remain an Eligible Employee as defined above and you otherwise meet the requirements for eligibility and participation. This is true even if your status is reclassified as a “Regular Management Employee” of HEI or as an “Executive Employee” of HECO, HELCO, or MECO by an authority such as a court or governmental agency. Any such re-classified “employee” is not eligible for benefits under this Plan.

Eligibility commences as of date of hire. If you have any questions about whether you are an Eligible Employee, please contact a representative of your Human Resources Department.

4.	Who is entitled to receive benefits under this Plan?
You are entitled to receive benefits under this Plan only if you are an Eligible Employee who has experienced a Qualifying Termination and has timely signed and filed a Separation Agreement, Release and Waiver.

5.	What is a Qualifying Termination?
A “Qualifying Termination” is a termination of employment which is involuntary, is not due to any fault or action of yours, but instead occurs at the discretion of your Employer on account of a business improvement strategy such as restructuring, reengineering, or new technology.

6.	What are some examples of Terminations which are NOT Qualifying Terminations?
Terminations of employment resulting from something you have done are not Qualifying Terminations. The following are examples of terminations which are not Qualifying Terminations (but do not exhaust such terminations):

(1)	An Eligible Employee’s voluntary resignation;

(2)	An Eligible Employee’s termination for cause;[1]

(3)	An Eligible Employee’s termination on account of his or her death, disability, or retirement;

(4)	An Eligible Employee’s change of status from a Regular Management Employee of HEI to that of an independent contractor, a Bargaining Unit employee, or other non-Regular Management Employee;

(5)	An Eligible Employee’s change of status from Executive to non-Executive at HECO, HELCO, or MECO;

(6)	A non-Eligible Employee’s termination for any reason;

(7)
An Eligible Employee’s transfer from one entity to another within the group of HEI and its affiliates, whether such transfer is voluntary or involuntary, unless the transfer is an inter-island transfer and such employee determines to resign instead of accepting such inter-island transfer;

(8)	An Employer’s being succeeded by another company, in whole or in part, whether through purchase, merger, reorganization, or other transaction; such as stock sale or an asset sale and

(9)	Any combination of non-Qualifying Terminations.

Not all involuntary terminations are Qualifying Terminations. For example, your transfer from your Employer to another Employer or to another company within the group of HEI and its subsidiaries or your change in status from an eligible to a non-eligible status is not a Qualifying Termination, regardless of whether your transfer or such change is voluntary or involuntary and regardless of whether your new Employer participates in this Plan. It is also not a Qualifying Termination if your Employer is succeeded by another company, in whole or in part, whether by purchase, merger, reorganization, or other transaction. For example, it is not a Qualifying Termination if your company or the department or division in your company in which you work is sold to another company through a stock sale or an asset sale, regardless of whether the buying company offers you continued employment or not.

_______________

[1]
A “termination for cause” is an Employee's discharge on account of any act or omission by the Employee which violates or fails to meet the standards of job performance applicable to the Employee’s position or the Employer’s Code of Conduct, employee handbook or employment rules or policies or violates the Employee’s contract, and the sanction for which may be discharge for cause.

It is possible for you to lose eligibility to participate in the Plan by being terminated in a nonqualifying termination after you have received notice that you will be subject to a Qualifying Termination but before the date of that Qualifying Termination. For example, you might be discharged for cause or quit voluntarily before the date that you separate from service pursuant to a Qualifying Termination (hereafter, your “Termination Date”).

If that happens, your termination will no longer be a Qualifying Termination, and you will not be entitled to receive benefits under the Plan. The only exception to this is if you make a decision to retire after you receive notice that you will have a Qualifying Termination but before your Termination Date. In this case, you will still be eligible for Severance Benefits.

The Plan Administrator has sole authority to determine whether a termination is a Qualifying Termination.

7.	Suppose that I have a Qualifying Termination. Is there anything that I must do in order to receive benefits under this Plan?
Yes; to receive benefits under this Plan, you must sign and date an agreement called a Separation Agreement, Release, and Waiver (“Separation Agreement”) and return it to your Employer’s Human Resources Department, without changes, by a certain deadline.

Before the date of your Qualifying Termination, you will be given a termination packet. This packet will give you notice that you are being terminated, tell you your Termination Date, and inform you that your termination is a Qualifying Termination for purposes of this Plan. The packet will also include the Separation Agreement. In addition, if your termination is part of an exit incentive or other employment termination program offered to a group or class of employees, the packet will include a notice required by the Older Workers Benefit Protection Act (“OWBPA”). This notice is called, OWBPA Notice for Classes or Groups of Employees.

8.	What is the deadline for returning the Separation Agreement?
Your deadline for returning the Separation Agreement to your Employer’s Human Resources Department is the last day of the Consideration Period. The Consideration Period is a time period that you have for considering the Separation Agreement. If you are terminated as an individual (or otherwise not as part of an employment termination program offered to a group or class of employees), then your Consideration Period is the period of 21 calendar days beginning on the day after your Termination Date. If you are being terminated in connection with an exit incentive or other employment termination program offered to a group or class of employees, then your Consideration Period is the period of 45 calendar days beginning on the day after your Termination Date. If the 21st or 45th calendar day after your Termination Date, as applicable, is a weekend day or holiday, then the Consideration Period ends on the next workday.

The purpose of the Consideration Period is to give you time to decide whether to accept Severance Benefits in return for waiving all of your employment related claims against your Employer and Related Companies and persons. This is an important decision, and, as required by law, your Employer advises you to seek the advice of a lawyer in making this decision.

If you do decide to accept Severance Benefits, then you must sign and deliver or mail the Separation Agreement to your Employer’s Human Resources Department no later than the last day of the Consideration Period.

After returning the Separation Agreement, you will have a period of 7 calendar days in which you may revoke it. You may revoke your Separation Agreement by delivering or mailing a letter of revocation to your Employer’s Human Resources Department no later than the 7th calendar day after you delivered or mailed your Separation Agreement. If you do not revoke your Separation Agreement within that 7 calendar day time period, then it becomes effective and is irrevocable. If the 7th day of the revocation period is a weekend day or holiday, then the revocation period ends on the next workday.

If you revoke your Separation Agreement or do not sign and return it within the Consideration Period, then you will lose your eligibility to receive Severance Benefits under the Plan, and you will not be given another opportunity.

9.	What is the Separation Agreement?
The Separation Agreement is a contract under which you agree to give up all claims that you may have against your Employer (and certain related persons) arising in any way from your employment or the termination of your employment. Such claims include, but are not limited to, any and all claims relating to discrimination based on race, age, religion, color, ancestry, disability, marital status, arrest and court record, sexual or gender orientation, the Age Discrimination in Employment Act (except for claims arising after the date of execution of the Separation Agreement), the Employee Retirement Income Security Act (except for your accrued retirement benefits and any health care benefits to which you may be entitled), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other causes or actions relating to employment.

In addition to your Employer, the related persons that you release under the Separation Agreement are the other Employers, any and all Related Companies, any successors to the Employers or Related Companies, and all directors, officers, managers, employees, agents, and representatives of the Employers or Related Companies. “Related Companies” means companies that have a relationship of ownership with your Employer, direct or indirect, including HEI, HECO, HELCO, MECO, and any companies related by ownership to those companies.

If you break your promise not to make claims against your Employer and other released persons, or otherwise violate the Separation Agreement, then you must pay back the Severance Benefits that you have received under the Plan. You will also be required to compensate your Employer and other released persons for any expenses incurred by them on account of your violation of the Separation Agreement, including attorney’s fees and costs.

10.	What are my Severance Benefits?
Your Severance Benefits consist of Severance Pay and may also include a Health Benefits Payment. You will receive a Health Benefits Payment only if you are receiving health benefits under your Employer’s group health plan when you receive notice that a Qualifying Termination will occur. You will be paid your Severance Benefits net of any applicable Federal or State taxes and tax withholdings.

11.	What is my Severance Pay?
Your Severance Pay is a lump sum payment equal to your final basic rate of pay per week times your Weeks of Severance Pay.

12.	What is my “final basic rate of pay”?
Your “final basic rate of pay” is your final hourly, monthly, or other rate of compensation, converted to a weekly rate. It does not include “variable compensation”, overtime, incentive awards, or any other addition to your final rate of pay.

13.	How many Weeks of Severance Pay am I entitled to?
The number of Weeks of Severance Pay to which you are entitled is based on your years of continuous service with your Employer and any other Employer participating in this Plan. The Severance Pay Table attached as Exhibit A to this SPD and Plan Document specifies the number of Weeks of Severance Pay you will receive for your number of years of continuous service. The Severance Pay Table is subject to change at any time. Employers may have different Severance Pay Tables. The table at Exhibit A is the default table.

In determining years of continuous service, your Employer will count back from your Termination Date to your first break in service, if any, and round to the nearest year. For example, if you worked for your Employer for 20 years, 5 months, and 23 days without any break in service, then you would be credited with 20 years of service for Severance Pay purposes. But if you worked for 10 years, had a break in service, and then returned to work for 5 years, 6 months, and 10 days, the 10 years of service before the break in service would be disregarded. In this second example, you would be credited with 6 years of service.

14.	What is a “break in service”?
A “break in service” is the most recent date on which you were not being paid wages or salary by an Employer participating in this Plan and no such Employer had an obligation to restore you to your job or to rehire you. For example, a break in service happens if you quit your Employer to work for a company that is not an Employer. A break in service also happens if you quit your Employer to take care of personal matters unless you have taken leave pursuant to the Family and Medical Leave Act or some other federal or State law requires your Employer to restore you to work or to rehire you at the end of such leave. A “break in service” can be of any duration.

15.	Suppose I go on active military duty. Will my military service be treated as continuous with my Employer?
Under a law called the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), your active military service will count as continuous service with your Employer for purposes of determining benefits under the Plan if you were an Eligible Employee before your period of active military service, you gave prior notice to your Employer of your active military service, your period of active military service was no more than 5 years, and you returned to duty as an Eligible Employee by a certain deadline. Your deadline for returning to service with your Employer depends upon the length of your active military service. For service of less than 31 days, you must return to work at the beginning of the next regularly scheduled work period on the first full day after your release from active military service, taking into account safe travel home plus an eight-hour rest period. For service of more than 30 days but less than 181 days, you must submit an application for reemployment within 14 days of your release from active military service. For service of more than 180 days, an application for reemployment must be submitted within 90 days of your release from active military service.

If you believe that USERRA may benefit you under this Plan or if you have questions about USERRA, please contact your Human Resources Department or the HR Service Center at HECO.

16.	What is the Health Benefits Payment?
You will receive a Health Benefits Payment only if you are receiving health benefits under your Employer’s group health plan when you receive notice that a Qualifying Termination will occur. In addition, you will receive a full Health Benefits Payment only if you are not eligible for coverage under a group health plan of your Employer or a Related Company after your Termination Date, except on a COBRA basis. If you are entitled to a Health Benefits Payment, it will be paid to you in a lump sum payment, reduced by any applicable taxes and tax withholdings, at the same time that your Severance Pay is paid to you.

The amount of the Health Benefits Payment is the difference, per week, between COBRA continuation coverage premiums for yourself and your covered dependents and the amount you paid as an employee per week for health benefits coverage for yourself and your covered dependents, multiplied by your number of Weeks of Severance Pay. For example, if you were contributing $50 per month for medical coverage for yourself and your dependents prior to your Termination Date and your cost for COBRA continuation coverage is $400 per month, then the difference between the cost of your COBRA continuation coverage and your cost for coverage as an employee is $350 per month, or $80.77 per week ($350/mo. x 12 mos. = $4,200 per yr.; $4,200 per yr./52 wks. = $80.77 per wk). If you had 30 Weeks of Severance Pay, then your Health Benefits Payment in this example would be 30 wks. x $80.77 per wk.= $2,423.10.

You are not eligible for a full Health Benefits Payment if you are eligible for coverage under a group health plan of your Employer or a Related Company after your Termination Date. For example, you are not eligible for the Health Benefits Payment if you are eligible for coverage under the Postretirement Welfare Benefits Plan for Employees of Hawaiian Electric Company, Inc. and Participating Employers. However, you will still be eligible for a partial Health Benefits Payment if the successor group health plan coverage for which you are eligible after your Termination Date does not include all of the benefit coverages which you received under your Employer’s group health plan or if not all of the dependents who were covered under your Employer’s group health plan are eligible for coverage under the successor group health plan. In such a case, the Health Benefits Payment will be calculated on the basis of the cost of coverages that are not included in the successor plan or the cost of covering dependents on a COBRA basis who are not eligible for coverage under the successor plan.

You may use your Health Benefits Payment in whatever way you choose. In other words, you do not have to use your Health Benefits Payment to help pay for COBRA continuation coverage. If you do decide to cover yourself and eligible dependents, if any, on a COBRA continuation coverage basis, then you must apply for and pay for such coverage yourself. It will not be provided to you automatically.

17.	When will I receive my Severance Benefits?
Provided that you timely execute your Separation Agreement, your Severance Benefits will be paid to you as soon as administratively feasible after your Termination Date, but no more than 70 days after such date.

18.	Are there circumstances under which I might be required to repay my Severance Benefits?
Yes. As noted above, you will be required to repay your Severance Benefits if you break the promises in your Agreement.

You will also have to pay back part of your Severance Benefits if you become employed or reemployed by your Employer, a Related Company, and the number of weeks of Severance Pay to which you were entitled is greater than your period of unemployment. The portion you will be required to repay is equal to one minus a fraction, the numerator of which is the number of days between your Termination Date and your date of rehire (but not including either of those days) and the denominator of which your number of weeks of Severance Pay multiplied by seven. For example, if you are terminated on September 30th, are rehired on November 1st and were entitled to six weeks of Severance Pay, then you will be required to repay a portion of your Severance Pay equal to 1 - 31/(6*7) = 1 - .738 = 26.2%.

19.	Is the Plan funded?
No. Your Employer has not set aside monies for payment of Severance Benefits. Instead, your Employer will pay Severance Benefits out of general funds.

20.	Can the Plan be amended or terminated?
Yes. The Employers intend to continue this Plan indefinitely; however, HEI reserves the right to amend the Plan or terminate it at any time, without notice, for any reason. Each Employer has the right to change the Severance Pay Table applicable to its Employees and also reserves the right to terminate its participation in the Plan, both at any time, without notice, for any reason. This means that at some future date an Employer may terminate this Plan as to its own Employees without notice to you, and you will no longer receive any Benefits under this Plan even if you do experience a Qualifying Termination. It also means that your Employer may change the Severance Pay Table that is attached to this SPD and provide for payment of either more or fewer Weeks of Severance Pay.

21.	Can I lose, forfeit, or become ineligible for Benefits?
Yes. You will not be eligible for Severance Benefits or will forfeit such Benefits if:
(1)    you are not an Eligible Employee or cease to be an Eligible Employee

(for example, by becoming a Bargaining Unit Employee or by being transferred to a non-Executive position at HECO, HELCO, or MECO);
(2)    you do not experience a Qualifying Termination;
(3)    you experience a nonqualifying termination before your Termination Date (except in the case of retirement after your receive notice of a Qualifying Termination);
(4)    you fail to sign and deliver or mail the Separation Agreement by the last day of the Consideration Period or revoke the Separation Agreement; or
(5)    you start a legal action with respect to a claim released or waived under the Separation Agreement against a person released by that agreement or otherwise break the promises that you make in the Separation Agreement.

As stated above, you will have to repay your Severance Benefits if you break the promises in your Separation Agreement. You will also have to repay a pro rata portion of your Severance Pay if you are employed or reemployed by an Employer, Related Company, or successor, and your number of weeks of Severance Pay is greater than your period of unemployment. In addition, you will be eligible for a Health Benefits Payment only if you were receiving health benefits under your Employer’s group health plan when you received notice of a Qualifying Event. See the answers to Questions 16 and 18 for more information about these matters.

22.	What are the claims procedures for the Plan?
To make a claim for Severance Benefits, you must first submit your claim in writing to the Plan Administrator (c/o the Human Resources Department at HECO) within two years of the date of the claim. You may mail your claim or deliver it in person. Within 90 days, the Plan Administrator will give you written notice of whether your claim has been granted or denied, in whole or in part. If special circumstances require additional time, the Plan Administrator may take up to another 90 days to make a decision on your claim, so long as you are given written notice of such special circumstances before the expiration of the original 90 day period.

If your claim is denied, in whole or in part, the notice denying your claim will set forth the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary; and an explanation of the Plan’s appeal procedure.

Within 60 days after you receive written notice denying your claim, you or your authorized representative may make a written appeal to the Plan Administrator. In connection with your appeal, you may review pertinent documents; request copies of such documents free of charge; and may submit issues, comments, documents, records, and other pertinent information.

Within a reasonable period of time but not later than 60 days after the Plan receives your appeal, the Plan Administrator will give you written notice of the action on your appeal. If special circumstances require additional time, the Plan Administrator may take up to another 60 days to make a decision on your appeal, so long as you are given written notice of such special circumstances before the expiration of the original 60 day period. If your appeal is denied, the Plan Administrator will give you a written notice setting forth the specific reason or reasons for the denial; the specific plan provisions on which the denial is based; a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; a statement describing any voluntary appeal procedures offered by the plan and your right to obtain the information about such procedures; and a statement of your right to bring a court action under Section 502(a) of the Employee Retirement Income Security Act (“ERISA”).

The above claims procedures are applicable to all claims relating to the Plan, including claims that are not benefits claims, such as claims regarding whether you are an Eligible Employee.

23.	How is the Plan administered?
Each Employer adopting this Plan has appointed HEI as the Plan Administrator responsible for the operation and administration of the Plan. If any questions arise under the Plan, the interpretations and rulings of the Plan Administrator are conclusive and final. The Plan Administrator retains exclusive and full discretion to interpret the terms of this Plan and to decide all questions of eligibility and benefits.

24.	Does the Plan entitle me to remain employed by my Employer?
No; this Plan is not an employment contract. Nothing in this Plan is intended to or shall limit the power and authority of your Employer to terminate your employment.

25.	May I assign (transfer) my benefits under this Plan?
No, you may not assign (transfer) your benefits under this Plan to any other person, including a family member or a creditor, and no creditor or other person may make a claim against the Plan or your Employer with respect to your benefits under this Plan. Any attempt to assign your benefits will be treated as void and of no legal effect.

26.	What if I become disabled or die while entitled to benefits?
If you become disabled or die, but are entitled to benefits under this Plan, your benefits shall be paid to the person legally entitled to receive your benefits,

such as your guardian, conservator, or personal representative. The Plan Administrator’s responsibility with respect to your benefits shall cease upon the payment of your benefits to such person.

27.	Do my benefits under this Plan include any consideration for taxes?
No. You will be paid your benefits net of any applicable Federal or State taxes and tax withholdings, and your benefits will not include any additional consideration to pay for your taxes or tax withholdings.

28.	Do I have to make contributions to the Plan?
No, the Plan is funded entirely by your Employer.

29.	Will I still be entitled to unemployment compensation?
Yes, you will still be entitled to unemployment compensation from the State of Hawai‘i. However, if you retire at the time you are terminated, your unemployment compensation benefits may be reduced by the amount of your retirement benefits.

30.	Does the Plan provide for deferred compensation within the meaning of Section 409A of the Internal Revenue Code?
No, the Plan does not provide for deferred compensation and is not subject to Section 409A of the Internal Revenue Code (“Code”). In compliance with Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, in no event shall the amount of Severance Pay paid under this Plan exceed twice an Eligible Employee’s annual compensation during the year immediately prior to the Qualifying Termination or, if less, twice the maximum amount that may be taken into account under Section 401(a)(17) of the Code in the year of such termination, and all payments of Severance Pay shall be completed no later than the last day of the second calendar year after the year of such termination.

31.	What are your rights as a participant in the Plan under the Employee Retirement Income Security Act of 1974? (Statement of ERISA Rights)
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

*    Examine without charge at the Plan Administrator's office (c/o the Human Resources Department at HECO) and at other specified locations (including the Human Resources Departments of HELCO and MECO) all Plan documents, including this SPD and Plan Document, and copies of any documents filed by HEI with the U.S. Department of Labor.

*    Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for any copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to act prudently and in the interest of you and other Plan participants.

No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or from exercising your rights under ERISA.

If your claim for a benefit under this Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within thirty days, the participant may file a suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if the court finds your claim is frivolous.

If you have any questions about your Plan, you should contact your Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C.20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IN WITNESS WHEREOF, HAWAIIAN ELECTRIC INDUSTRIES, INC. has caused this amended and restated plan document for the Severance Pay Plan for Management Employees of Hawaiian Electric Industries, Inc. and Executive Employees of Affiliates to be executed, effective as of April 2, 2018.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By: /s/ Kurt Murao
Title: VP - Legal & Administration and
Corporate Secretary

Date: July 23, 2018

	EXHIBIT A

	SEVERANCE PAY TABLE

Years of Service	# of Severance Weeks	Years of Service	# of Severance Weeks

0	4	26	37
1	4	27	39
2	6	28	41
3	6	29	43
4	6	30	45
5	6	31	47
6	7	32	49
7	8	33	51
8	9	34	52
9	10	35	52
10	11	36	52
11	12	37	52
12	13	38	52
13	14	39	52
14	15	40	52
15	16	41	52
16	17	42	52
17	19	43	52
18	21	44	52
19	23	45	52
20	25	46	52
21	27	47	52
22	29	48	52
23	31	49	52
24	33	50	52
25	35